Exhibit 99

Fifth Third Bancorp Frozen Successor Plan

Financial Statements as of and for the Years Ended December 31, 2011 and 2010, Supplemental Schedule as of December 31, 2011, and Report of Independent Registered Public Accounting Firm

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2011 and 2010	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2011 and 2010	3

Notes to Financial Statements as of and for the Years Ended December 31, 2011 and 2010	4 -13

SUPPLEMENTAL SCHEDULE -

Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2011	15

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp and the Pension and Profit Sharing Committee of the Fifth Third Bancorp Frozen Successor Plan:

We have audited the accompanying statements of net assets available for benefits of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”) as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2011, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2011 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE, LLP

Cincinnati, Ohio

June 26, 2012

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
INVESTMENTS - At fair value:
Common stock of Fifth Third Bancorp	$395,438	$529,856
Collective funds	549,877	622,110
Mutual funds	2,061,369	2,131,028

Total investments	3,006,684	3,282,994

Notes receivable from participants	—	17,716
Accrued investment income	2,487	361

Total receivables	2,487	18,077

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	3,009,171	3,301,071

Adjustments from fair value to contract value for fully benefit-responsive investment contracts	(6,694)	(1,159)

NET ASSETS AVAILABLE FOR BENEFITS	$3,002,477	$3,299,912

See Notes to Financial Statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
ADDITIONS:
Investment (loss) income:
Dividends	$65,214	$49,280
Interest	611	14,938
Net (depreciation) appreciation in fair value of investments	(91,692)	368,463

Net investment (loss) income	(25,867)	432,681

DEDUCTIONS:
Benefits paid to participants	(271,543)	(535,996)
Administrative expenses	(25)	(6,805)

Total deductions	(271,568)	(542,801)

DECREASE IN NET ASSETS
AVAILABLE FOR BENEFITS	(297,435)	(110,120)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of period	3,299,912	3,410,032

End of period	$3,002,477	$3,299,912

See Notes to Financial Statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

1.	DESCRIPTION OF PLAN

The following brief description of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan’s information.

General - The Plan is a defined contribution profit sharing plan, with a 401(k) feature, with separate accounts maintained for each participant. The Plan was established to continue retirement plan accounts transferred to or merged from qualified retirement plans of employers acquired by Fifth Third Bancorp (the “Bancorp”). The Plan was initially created on December 31, 2001, as a merger of the National Bank of Cynthiana Retirement Savings Plan and the 1st National Bank of Falmouth Retirement Savings Plan. Upon the merger or transfer from a predecessor plan, an individual not already a participant, but who has an account merged or transferred to this Plan becomes a participant.

The Plan is frozen and no employer or employee contributions of any type will be made to this Plan. Amounts attributable to deductible employee contributions may not be rolled over to the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Bancorp is the Plan Sponsor. The Plan was amended and restated effective January 1, 2010. There was one amendment to the Plan during the year ended December 31, 2010.

The amendment to the Plan during 2010 included:

•	The Plan’s trustee was changed from Fifth Third Bank to JP Morgan Chase Bank, N.A.

•	The addition of a 60-day period to locate the participant and restore unclaimed benefits retroactively.

•

Removed payment alternatives involving benefit payments prior to December 31st of the calendar year containing the fifth anniversary of the participant’s death, while stipulating that death benefits need not begin prior to December 31st of the calendar year containing the fifth anniversary of the participant’s death.

Investment Options - At December 31, 2011, participants can direct their accounts to be invested in Fifth Third Bancorp common stock, seven collective funds or 17 mutual funds offered by the Plan as investment options.

Administration - Fifth Third Bank, a wholly-owned subsidiary of the Bancorp, serves as the Plan administrator. JP Morgan Chase Bank, N.A. serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by JP Morgan Chase Bank, N.A. where such assets are managed. JP Morgan Retirement Plan Services serves as the Plan’s recordkeeper and performs certain functions as agent of the trustee under an agency agreement.

Participant Accounts - Individual accounts are maintained for each Plan participant. Each participant’s account is credited with an allocation of Plan earnings and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Funding and Vesting - The Plan is frozen and no employer or employee contributions of any type will be made to this Plan. Gains and losses under the Plan are calculated on a daily basis. The rights of participant accounts (including all sub-accounts) are fully vested and nonforfeitable at all times.

Termination - Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and nonforfeitable.

Payment of Benefits - The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are payable in the form of lump-sum payments. Benefits are recorded when paid. The benefit to which an employee is entitled is the benefit that can be provided from the participant’s vested account.

Tax Status - The Internal Revenue Service has determined and informed the Bancorp by a letter dated March 26, 2012 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America (U.S. GAAP) require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2008.

Notes Receivable from Participants - Loans to participants are measured at amortized cost. New loans are not being granted under the Plan. Loans granted under a predecessor plan may be transferred to the Plan with the consent of the Plan administrator, provided the Plan administrator determines that all legal requirements and contributions as stated in the Plan document have been met. Loans may not exceed the lesser of $50,000 or 50% of the nonforfeitable portion of the participant’s account. Each loan, by its terms, is required to be repaid within five years unless the loan was used to purchase a participant’s primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by the Bancorp on a similar loan as determined quarterly by the Plan administrator. No loans were outstanding as of December 31, 2011. Interest rates on loans at December 31, 2010 ranged from 6.0%—8.75%. Principal and interest is paid by the participant through payroll deductions authorized by the participant. Terminated employees must repay the outstanding loan principal balance in full or take a deemed distribution equal to the outstanding loan principal balance.

Withdrawals - Subject to the Plan administrator’s sole and absolute discretion, certain participants are allowed to withdraw an amount not to exceed the total amount of that participant’s voluntary contributions for financial hardship purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

Basis of Accounting - The accounting records of the Plan are maintained on the accrual basis of accounting. The accompanying financial statements have been prepared in accordance with U.S. GAAP.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Risk and Uncertainties - The Plan, at the direction of the participant invests in various securities, which may include U.S. governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Valuation of Investments - The Plan’s investments are stated at fair value in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures. Quoted market prices, when available, are used to value equity securities and mutual funds. Collective funds are stated at fair value, as determined by the issuer of the collective funds, based on the net asset value (“NAV”) per share or its equivalent, without adjustment, as quoted by the issuer or the collective fund. For further information on fair value measurements, see Notes 4 and 6.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold during the year.

Management fees and operating expenses charged to the Plan for investments in the mutual funds and collective funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administrative Expenses - Certain administrative expenses of the Plan are paid by the Plan as provided in the Plan document. The Plan converted recordkeeping responsibilities to JP Morgan Retirement Plan Services effective September 20, 2010. Prior to that, Fifth Third Bank provided the Plan with certain accounting and administrative services for which no fees were charged. A portion of the legal fees incurred in the administration of the Plan were also allocated to participants’ accounts on a pro-rata basis.

Accounting and Reporting Developments - In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-04, Fair Value Measurement: Amendment to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. Under the amended guidance, the Plan is required to expand its disclosure for fair value instruments categorized within Level 3 of the fair value hierarchy to include (i) the valuation processes used by the Plan; and (ii) a narrative description of the sensitivity of the fair value measurement to changes in unobservable inputs, if any. The Plan is also required to disclose the categorization by level of the fair value hierarchy for items that are not measured at fair value in the

Statements of Net Assets Available for Benefits but for which the fair value is required to be disclosed. The amendment is effective for nonpublic entities for annual periods beginning after December 15, 2011. As such, the adoption of this guidance is not reflected throughout these Notes to the Financial Statements.

In September 2010, the FASB issued ASU No. 2010-25, Reporting Loans to Participants by Defined Contribution Pension Plans. Prior to the issuance of ASU 2010-25, participant loans in defined contribution pension benefit plans were classified as investments within the plan financial statements in accordance with Accounting Standards Codification (ASC) 962-325, which requires most investments held by a plan (including participant loans) to be presented at fair value. The amendments in ASU 2010-25 require that participant loans be classified as notes receivable from participants, which are segregated from plan investments and measured at their unpaid principal balance plus any accrued but unpaid interest (i.e. amortized cost). ASU 2010-25 is applied retrospectively to all prior periods presented, effective for fiscal years ending after December 15, 2010. Therefore, the Plan is required to segregate the participant notes receivable from the plan investments within the Statements of Net Assets Available for Benefits for all periods presented. Accordingly, the Statements of Net Assets Available for Benefits reflect these changes. The change in measurement basis from fair value to amortized cost did not have an impact on the valuation of the receivables due to the fact that these two measurements approximate one another. However, participant notes receivable are no longer included in the Fair Value Measurements footnote to the Plan’s financial statements since fair value is no longer the basis of measurement.

In January 2010, the FASB issued ASC Update 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements. This guidance requires: (i) separate disclosure of significant transfers between Level 1 and Level 2 and reasons for the transfers; (ii) disclosure, on a gross basis, of purchases, sales, issuances, and net settlements within Level 3; (iii) disclosures by class of assets and liabilities; and (iv) a description of the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This guidance is effective for reporting periods beginning after December 15, 2009, except for the Level 3 disclosure requirements, which is effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years. The adoption of this guidance is reflected, where applicable, throughout these Notes to Financial Statements.

3.	INVESTMENTS

Investments representing 5% or more of net assets available for benefits as of December 31, 2011 and 2010 are as follows, and stated at fair value except as denoted below:

	2011	2010
Fifth Third Bank Life Model Moderate Fund (114,475 and 117,031 shares, respectively)	$1,193,972	$1,221,807
Fifth Third Bank Stable Value Fund for Employee Benefit Plans (531,571 and 620,951 shares, respectively) (1)	531,571	620,951
Fifth Third Bancorp common stock (31,088 and 36,094 shares, respectively)	395,438	529,856
JP Morgan Core Bond Fund (22,635 shares)	268,004	—
Fifth Third Bank Quality Growth Fund (13,906 and 14,255 shares, respectively)	223,060	227,792
Fifth Third Bank Disciplined Large Cap Value Fund (15,110 shares)	153,671	< 5%

(1)	Investment amounts at contract value. The fair value of investments were $538,265 and $622,110 at December 31, 2011 and 2010, respectively.

The following table represents the net (depreciation) appreciation in fair value of investments for the Plan during the years ended December 31, 2011 and 2010:

	2011	2010
Net (depreciation) appreciation in fair value of investments:
Mutual funds (including collective funds)	$(16,894)	$183,227
Common stock of Fifth Third Bancorp	(74,798)	185,236

Total	$(91,692)	$368,463

4.	STABLE VALUE FUND

The Plan’s Stable Value Fund (the “SVF” or “the Fund”) is a collective trust fund sponsored by Fifth Third Bank and is included within the collective funds on the Statements of Net Assets Available for Benefits. The beneficial interest of each participant is represented by units. The NAV for each unit class of the Fund is calculated daily by dividing the net assets (at contract value) applicable to each unit class by the respective number of units outstanding for that class. Deposits to and withdrawals from the Fund may be made daily at the current NAV per unit.

Participants ordinarily may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the Fund, plus earnings, less participant withdrawals and administrative expenses. The Fund imposes certain restrictions on the Plan, and the Fund itself may be subject to circumstances that affect its ability to transact at contract value. Plan management believes that the occurrence of events that would cause the Fund to transact at less than contract value is not probable.

Events Limiting the Ability of the Fund to Transact at the Contract Value with the Issuer

Benefit-responsive investment contracts, including guaranteed investment contracts (“GICs”) and wrap (synthetic) contracts are agreements with high quality banks and insurance companies, which are designed to help preserve principal and provide a stable crediting rate. These contracts are fully benefit-responsive and provide that plan participant initiated withdrawals permitted under a participating plan will be paid at contract value. In addition to certain wrap agreement termination provisions discussed in the section below, the contracts generally provide for withdrawals associated with certain events which are not in the ordinary course of Fund operations, and that the issuer determines will have a material adverse effect on the issuer’s financial interest, will be paid with a market value adjustment to the contract value amount of such withdrawal as defined in such contracts.

While each contract issuer specifies the events which may trigger such a market value adjustment, typically such events include all or a portion of the following: (i) amendments to the Fund documents or Fund’s administration; (ii) changes to Fund’s prohibition on competing investment options by participating plans or deletion of equity wash provisions; (iii) complete or partial termination of the Fund or its merger with another fund; (iv) the failure of the Fund or its trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA; (v) unless made in accordance with the withdrawal provisions of the Fund, the redemption of all or a portion of the interests in the Fund held by a participating plan at the direction of the participating plan sponsor, including withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), or the closing or sale of a subsidiary, employing unit or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the plan with another plan, or the plan sponsor’s establishment of another tax qualified defined contribution plan; (vi) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Fund or participating plans, and (vii) the delivery of any communication to plan participants designed to influence a participant not to invest in the Fund.

At December 31, 2011, the Fund’s management does not believe that the occurrence of any such market value event which would limit the Fund’s ability to transact at contract value with participants is probable.

Average Yield

The average yields earned by the entire Fund for the years ended December 31, 2011 and 2010 were 1.09% and 1.55%, respectively. The average yields earned by the entire Fund with an adjustment to reflect the actual interest rate credited to participants in the Fund for the years ended December 31, 2011 and 2010 were 1.32% and 1.57%, respectively.

Fully Benefit-Responsive Investment Contracts

The SVF primarily invests in fully benefit-responsive investment contracts such as GICs issued by insurance companies and other financial institutions and other investment products (synthetic GICs) with similar characteristics.

Traditional GICs are backed by the general account of the issuer. The Fund deposits a lump sum with the issuer and receives a guaranteed interest rate for a specified time. Interest is accrued on either a simple interest or fully compounded basis and paid either periodically or at the end of the contract term. The issuer guarantees that all qualified participant withdrawals will occur at contract value (principal plus accrued interest).

A synthetic GIC, or alternative investment contract, is an investment contract issued by an insurance company or bank, backed by a portfolio of bonds or common funds that are owned by the Fund. These assets underlying the wrap contract are maintained separate from the contract issuer’s general assets, usually by a third party custodian. The wrapper contracts are obligated to provide an interest rate not less than zero. These contracts typically provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized, usually over the time to maturity or the duration of the underlying investments, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value.

Gains and losses in the fair value of the underlying investments, relative to the wrapper contract value, are represented on the Statements of Net Assets Available for Benefits as “adjustments from fair value to contract value for fully benefit-responsive investment contracts.” If the adjustment amount is positive, this indicates that the wrapper contracts’ values are greater than the fair value of the underlying investments. The embedded fair value losses will be amortized in the future through a lower interest crediting rate. If the adjustment amount is negative, this indicates that the wrapper contracts’ values are less than the fair value of the underlying investments. The amortization of the embedded fair value gains will cause the future interest crediting rate to be higher.

There are no reserves against contract value for credit risk of the contract issuers or otherwise. The crediting rate for the portfolio as of December 31, 2011 was 1.12%. The crediting interest rate is based on a formula agreed upon with the issuers.

The Fund is considered fully benefit-responsive because all of the following criteria are met:

•	The investment contract is between the fund and the issuer, and the contract cannot be sold or assigned.

•

The contract issuer must be obligated to repay principal and interest to participants in the fund, or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.

•	All permitted participant-initiated transactions occur at contract value, without limitations.

•	An event that limits the ability of the participant to transact at contract value is not probable.

•	The fund must allow participants reasonable access to their funds.

5.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Prior to September 20, 2010, certain Plan investments were shares of mutual and collective funds managed by Fifth Third Bank. Fifth Third Bank was the trustee as defined by the Plan and, therefore, these transactions qualified as exempt party-in-interest transactions. Fees paid by the Plan for the investment management services were included as a reduction of the return earned on each fund. Fifth Third Bank provided the Plan with certain accounting and administrative services for which no fees were charged.

At December 31, 2011 and 2010, the Plan held 31,088 and 36,094 shares of the Bancorp’s common stock, respectively, with fair values of $395,438 and $529,856, respectively. Total dividends received from shares of the Bancorp’s common stock totaled $6,787 and $1,574 for the years ended December 31, 2011 and 2010, respectively.

6.	FAIR VALUE MEASUREMENTS

The Plan measures certain financial assets and liabilities at fair value in accordance with U.S. GAAP, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect the Plan’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include the Plan’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. There were no material transfers between investments classified at any level within the fair value hierarchy:

The following tables summarize assets measured at fair value on a recurring basis:

	Fair Value Measurements Using
As of December 31, 2011	Level 1	Level 2	Level 3	Total Fair Value
Investments:
Common stock
Fifth Third Bancorp	$395,438	$—	$—	$395,438
Collective funds
Stable value fund	—	538,265	—	538,265
Other collective funds	—	11,612	—	11,612
Mutual funds
Moderate allocation funds	1,196,949	—	—	1,196,949
Large cap allocation funds	419,753	—	—	419,753
Bond funds	268,004	—	—	268,004
Mid cap allocation funds	110,543	—	—	110,543
Foreign large cap allocation funds	38,562	—	—	38,562
Small cap allocation funds	17,430	—	—	17,430
Conservative allocation funds	10,128	—	—	10,128

Total investments	$2,456,807	$549,877	$—	$3,006,684

	Fair Value Measurements Using
As of December 31, 2010	Level 1	Level 2	Level 3	Total Fair Value
Investments:
Common stock
Fifth Third Bancorp	$529,856	$—	$—	$529,856
Collective funds
Stable value fund	—	622,110	—	622,110
Mutual funds
Moderate allocation funds	1,224,932	—	—	1,224,932
Large cap allocation funds	417,292	—	—	417,292
Bond funds	276,455	—	—	276,455
Mid cap allocation funds	120,967	—	—	120,967
Foreign large cap allocation funds	60,705	—	—	60,705
Small cap allocation funds	23,760	—	—	23,760
Conservative allocation funds	6,917	—	—	6,917

Total investments	$2,660,884	$622,110	$—	$3,282,994

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Common stock

The Plan measures its Fifth Third Bancorp common stock using the stock’s quoted price, which is available in an active market. Therefore, this investment is classified within Level 1 of the valuation hierarchy.

Collective funds – stable value fund

The SVF invests in a diversified portfolio of stable assets, which include, but are not limited to, units of collective trust funds consistent with the fund’s objective of stable value, GICs, alternative and separate account investment contracts as well as cash equivalents, such as short-term money market instruments. The collective funds value is derived by their respective NAV. The collective funds consist of bonds and asset-backed securities whose value is derived from observable inputs based on the pricing of similar instruments that are publicly traded. GICs are valued based on their underlying securities, which consist of bonds whose value is derived from observable inputs including London Interbank Offered Rate (LIBOR) forward interest rate curves. The bonds are valued based on the pricing of similar bonds that are publicly traded. In determining fair value, factors such as the benefit-responsiveness of the investment contracts and the ability of the parties to the investment contracts to perform in accordance with the terms of the contracts; such inputs were not significant to the valuation. Alternative investment contracts are valued based on their underlying securities, which consists of common funds consisting of bonds and asset-backed securities whose value is derived from observable inputs based on the pricing of similar instruments that are publicly traded. Cash equivalents are short term investment funds that have a maturity of 90 days or less and are valued at cost. Therefore, the Plan classifies stable value funds as Level 2 securities in the fair value hierarchy.

The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at the Fund’s constant NAV of $1 per unit. Distribution to the Fund’s unit holders is declared daily from the net investment income and automatically reinvested in the Fund on a monthly basis, when paid. It is the policy of the Fund to use its best efforts to maintain a stable NAV of $1 per unit; although there is no guarantee that the Fund will be able to maintain this value.

Collective funds – other collective funds

Investments in collective funds are valued based upon the redemption price of units held by the Plan, which is based on the current fair value of the fund’s underlying assets. Unit values are determined by the financial institution sponsoring such funds by dividing the fund’s net assets at fair value by its units outstanding at the valuation dates to obtain the investment’s NAV. Therefore, these investments are classified within Level 2 of the valuation hierarchy.

Mutual funds

The Plan measures its mutual funds that are exchange-traded using the fund’s quoted price, which is in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

NAV Disclosures

The Plan adopted the amended fair value measurements and disclosures guidance of ASC 820, Fair Value Measurements and Disclosures, as it relates to investments in entities calculating NAV or an equivalent measure of fair value. As a practical expedient, the amendments permit, but do not require, the Plan to measure the fair value of certain investments based on the investee’s NAV or its equivalent. Investments valued using NAV as a practical expedient as of December 31, 2011 consisted of the Fifth Third Bank Stable Value fund and the other collective funds (“OCF”). Investments valued using NAV as a practical expedient as of December 31, 2010 included the SVF. The adoption of the amendments did not have a material impact on the fair values of the SVF or OCF. Investments in the SVF and OCF do not have a holding period and there are no unfunded commitments.

The OCF seek an investment return that approximates as closely as practicable, before expenses, the performance of the associated investment index (i.e. the S&P MidCap 400 Index) over the long term.

The OCF are managed using a passive or indexing investment approach, by which the sponsoring investment institution attempts to invest in the securities comprising the relevant investment index in the same proportions as they are represented in the index. In some cases, it may not be possible or practicable to purchase all of the securities comprising the index, or to hold them in the same weightings as they represent in the index. From time to time, the sponsoring investment institution may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the index.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

	2011	2010
Net assets available for benefits per the financial statements	$3,002,477	$3,299,912
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	6,694	1,159

Total assets (current value column) per Form 5500 Schedule of Assets (Held at End of Year)	$3,009,171	$3,301,071

Decrease in net assets per the financial statements	$(297,435)	$(110,120)
Net change in adjustment from contract value to fair value for fully benefit-responsive investment contracts	5,536	14,847

Net loss per Form 5500	$(291,899)	$(95,273)

SUPPLEMENTAL SCHEDULE

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2011

Asset Description	Current Fair Value*

COMMON STOCK:
Fifth Third Bancorp	$395,438

COLLECTIVE FUNDS:
Stable value funds:
Fifth Third Bank Stable Value Fund for Employee Benefit Plans**	538,265

Other funds:
State Street Global Advisors U.S. Bond Index - Non-Lending Series Class C	4,498
State Street Global Advisors Russell Large Cap Growth Index - Non-Lending Series Class C	4,308
State Street Global Advisors S&P Mid Cap - Non-Lending Series Class C	2,806

Total collective funds	549,877

MUTUAL FUNDS:
Fifth Third Bank Life Model Moderate Fund	1,193,972
JPMorgan Core Bond Fund	268,004
Fifth Third Bank Quality Growth Fund	223,060
Fifth Third Bank Disciplined Large Cap Value Fund	153,671
Goldman Sachs Growth Opportunities Fund	98,333
Fifth Third Bank International Equity Fund	38,562
Fifth Third Equity Index Fund	21,208
Fidelity Advisor Small Cap Fund	16,789
Fifth Third Bank Life Model Aggressive Fund	14,129
Goldman Sachs Mid Cap Value Fund	12,210
Fifth Third Bank Life Model Conservative Fund	9,132
Lazard Emerging Markets Fund	7,685
Fifth Third Bank Life Model Moderately Aggressive Fund	2,977
Fifth Third Bank Life Model Moderately Conservative Fund	996
Fifth Third Bank Small Cap Value Fund	641

Total mutual funds	2,061,369

TOTAL	$3,006,684

*	Cost information is not required for participant-directed investments and, therefore, is not included.
**	Contract value is $531,571.